Exhibit 99.1

FOR IMMEDIATE RELEASE

ARC Hospitality Completes Acquisition of Two Hotels

Increasing its Lodging Portfolio to 136 Hotels

Adds Hyatt House Atlanta and Courtyard by Marriott Columbus Downtown

New York, December 3, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) today completed the previously announced acquisition of two hotels for a purchase price of $59 million from affiliates of Noble Investment Group, LLC (“Noble”), a leading lodging and hospitality real estate private equity firm. ARC Hospitality has now closed on the acquisitions of four of the thirteen hotels that the Company has under contract to purchase from Noble.

The two hotels acquired today are the 150-room Courtyard by Marriott Columbus Downtown, Ohio and the 149-room Hyatt House Atlanta Cobb Galleria, Georgia. These purchases increase ARC Hospitality’s current lodging portfolio to 136 hotels totaling 16,644 rooms across 32 states.

“By acquiring these assets, we now own 136 hotels in a geographically diversified portfolio,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. Edward Hoganson, the Chief Financial Officer of ARC Hospitality, added, “We are delighted to add the first Hyatt House to our property portfolio, and we welcome this Hyatt extended-stay brand into our collection.”

As previously announced, ARC Hospitality financed the acquisition of these hotels in part by drawing on its $450 million term loan facility, which was arranged by Deutsche Bank AG New York Branch and Deutsche Bank Securities, Inc.

About American Realty Capital Hospitality Trust, Inc.

ARC Hospitality is a publicly registered, nontraded real estate investment trust (“REIT”). ARC Hospitality’s investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

Investor Contacts:

Tim Cifelli	Matthew Furbish	Jonathan P. Mehlman
President	Director	President & CEO
DDCworks	Investor Relations/Public Relations	ARC Hospitality
tcifelli@ddcworks.com	mfurbish@arlcap.com	jmehlman@arlcap.com
(484) 342-3600	(212) 415-6500	(212) 415-6500